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                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------






THE BOARD OF DIRECTORS
ANALYTICAL SURVEYS, INC.:


We consent to incorporation by reference in the registration statements (No. 33-24142, No. 33-33948, No. 33-53950 and No. 33-59940) on Form S-8 of Analytical
Surveys, Inc. of our report dated October 31, 1997, relating to the consolidated balance sheets of Analytical Surveys, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 Annual Report on Form 10-K of Analytical Surveys, Inc.



                              KPMG PEAT MARWICK LLP


Denver, Colorado
December 24, 1997